Oct. 29, 2001

DTE ENERGY REPORTS THIRD QUARTER EARNINGS;
COMMITTED TO REACHING YEAR-END 2001 EARNINGS PROJECTION

     DETROIT – DTE Energy Co. (NYSE: DTE) today announced 2001 third quarter operating earnings of $84 million, or $0.51 per basic and diluted share, excluding the impact of merger and restructuring charges and goodwill amortization. Operating earnings for the 2000 third quarter, were $105 million, or $0.74 per share.

     DTE Energy’s reported earnings for the third quarter 2001 were $63 million, or $0.38 per basic and diluted share, which includes the impact of merger and restructuring charges and goodwill amortization.

     “Despite the tough economic climate, DTE Energy was able to achieve its earnings target for the third quarter and we’re committed to reaching our 2001 operating earnings goal of at least $3.50 per share,” said Anthony F. Earley Jr., DTE Energy chairman and chief executive officer. “During the third quarter we began to see the impact of today’s economic downturn on our business, particularly on lower electric sales to industrial customers. But with an enterprise-wide cost-reduction program we’ve already put in place, our targets for the year are still within reach.”

     Compared with the same quarter last year, several factors impacted third quarter 2001 earnings:

•	Lower electric revenues due to the legislatively mandated rate reduction for commercial and industrial customers, and lower overall sales to industrial and wholesale customers.

•	The benefit of a more profitable customer mix, reflecting increased sales to higher margin residential customers.

•	Lower purchased power expenses due to reduced power supply costs.

•	Higher electric operation and maintenance expenses due to maintenance work to improve the reliability of the generating fleet, contributions to the Low Income Assistance Fund associated with Michigan’s June 2000 restructuring legislation and storm repair costs.

-more-

•	MichCon’s third quarter operating loss, due to the seasonal nature of its business, was not part of the company’s operations last year.

      “During this time of economic volatility, we remain focused on managing our core utilities and building our portfolio of non-regulated businesses,” Earley said. “DTE Energy remains committed to increasing our earnings growth from the current 6 percent annual level to 8 percent in the next few years,” Earley added. “Our company will continue to feel the impact of difficult economic conditions well into 2002, but it’s difficult to predict the length or the severity of this economic downturn. As a result, we’re making a slight adjustment in our guidance for 2002 to $4 per share, from $4.10 to $4.20. The revised target of $4 per share for 2002 still represents substantial year-over-year earnings growth for the company, despite the state of the economy.”

     Earley said that non-regulated businesses are expected to continue to serve as DTE Energy’s growth platform in 2002. The company, he noted, recently received a positive private letter ruling from the IRS that solidifies the growth prospects of the synfuel business. In addition, other non-regulated businesses could benefit from the current economic climate. The on-site energy business could see additional opportunities as larger industrial customers focus on their core businesses and allow DTE Energy to handle their energy management needs. And because coal will continue to be the fuel of choice for the lowest cost power generation plants, DTE Energy’s coal services business will build on its leadership position.

     Third quarter operating highlights included:

•	Filed with the Federal Energy Regulatory Commission to join the Midwest Independent System Operator (MISO) and withdraw from participation with the Alliance Regional Transmission Organization. ITC, the company’s transmission subsidiary, will join the MISO in a special membership category designed for independent transmission companies.

•	Finalized new agreements between the company’s DTE Energy Technologies subsidiary and GE Fuel Cell Systems LLC (GEFCS), GE MicroGen Inc. and GE Power Systems Equities expanding DTE Energy Technologies’ distribution rights to include the full range of Plug Power’s stationary Proton Exchange Membrane fuel cell systems.

-more-

•	Joined a diverse group of energy, manufacturing and environmental organizations and companies in the first voluntary, greenhouse gas emissions trading pilot program in the United States. Called the Chicago Climate Exchange, the group is designing a voluntary market with a target to reduce or offset emissions of greenhouse gases, including carbon dioxide, 5 percent from 1999 levels by 2005.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s principal operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at http://www.dteenergy.com.

     This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, including, but not limited to, those that are discussed in SEC reports filed by DTE Energy, and in SEC reports filed by MichCon, Detroit Edison and DTE Enterprises Inc. (formerly MCN Energy Group Inc.). The statements contained in this press release are based upon DTE Energy’s current estimates, but actual results may differ materially.

Members of the Media – For Further Information:

Scott L. Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts – For Further Information:
Investor Relations
(313) 235-8030

DTE ENERGY COMPANY
CONSOLIDATED INCOME DATA (Unaudited)
(In Millions, Except per Share Amounts)

	Three Months Ended
	September 30
			Percent
	2001	2000	Change

Operating Revenues	$2,081	$1,547	34.5

Net Income
Before Merger and Restructuring Charges
And Goodwill	$84	$105	(20.0)

Merger and Restructuring Charges	(8)	(1)	N/M
MCN Merger Goodwill Amortization	(13)	—	—

	$63	$104	(39.4)

Basic and Diluted Earnings Per Share
Before Merger and Restructuring Charges
And Goodwill	$0.51	$0.74	(31.1)

Merger and Restructuring Charges	(.05)	(.01)	N/M
MCN Merger Goodwill Amortization	(.08)	—	—

	$0.38	$0.73	(47.9)

Weighted Average Number of Shares Of Common Stock Outstanding
Basic	164	143	14.7

Diluted	165	143	15.4

DTE ENERGY COMPANY
CONSOLIDATED INCOME DATA (Unaudited)
(In Millions, Except per Share Amounts)

	Nine Months Ended
	September 30
			Percent
	2001	2000	Change

Operating Revenues	$5,713	$4,157	37.4

Net Income
Before Merger and Restructuring Charges
And Goodwill	$304	$335	(9.3)

Merger and Restructuring Charges	(173)	(6)	N/M
MCN Merger Goodwill Amortization	(17)	—	—

	$114	$329	(65.3)

Basic and Diluted Earnings Per Share
Before Merger and Restructuring Charges
And Goodwill	$2.02	$2.34	(13.7)

Merger and Restructuring Charges	(1.15)	(.04)	N/M
MCN Merger Goodwill Amortization	(.11)	—	—

	$0.76	$2.30	(67.0)

Weighted Average Number of Shares Of Common Stock Outstanding
Basic	150	143	4.9

Diluted	151	143	5.6

N/M—Not meaningful